SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)   September 8, 2000

TOSCO CORPORATION

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	1-7910 (Commission File Number)	95-1865716 (IRS Employer ID Number)

1700 East Putnam Avenue, Suite 500, Old Greenwich, Connecticut           06870
(Address of principal executive offices)                                                        (Zip Code)

Registrant's Telephone Number, including area code:           (203) 698-7500

(Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets.

          On September 8, 2000, pursuant to an Asset Purchase Agreement dated as of July 12, 2000 by and among Tosco Corporation (the “Company”), BP Exploration & Oil Inc. and BP Oil Pipeline Company (the “Purchase Agreement”), the Company acquired from BP the Alliance refinery located in Louisiana for a purchase price of $658 million, together with approximately $281 million of related crude oil and other hydrocarbon inventories.

          The assets acquired were an oil refinery which has a refining capacity of 250,000 barrels per day and facilities used in connection therewith. The Company also acquired crude oil and other hydrocarbon inventories for use in connection with the refinery. The Company intends to continue to use the assets acquired for the same purposes.

          The funds used to consummate the acquisition were derived from a combination of sources, including the Company’s available cash, the proceeds from the Company’s sale of its Avon Refinery and borrowings under the Company’s Fifth Amended and Restated Credit Agreement, as amended, with a group of bank lenders, with BankBoston, N.A., as Administrative Agent, Royal Bank of Canada, as Syndication Agent, and PNC Bank, National Association, as Documentation Agent. The Credit Agreement provides the Company with $1 billion of revolving credit facilities.

          The purchase price and all negotiations relating to the transaction were on an arm's length basis.

          The foregoing description of the acquisition is qualified in its entirety by reference to the complete text of the Purchase Agreement, which is filed as an exhibit hereto.

Item 7.   Exhibits

Exhibit Number	Description

2	Asset Purchase Agreement dated as of July 12, 2000 by and among Tosco Corporation, BP Exploration & Oil Inc. and BP Oil Pipeline Company.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOSCO CORPORATION By: /s/ Wilkes McClave Name: Wilkes McClave Title: Senior Vice President

Dated: September 20, 200

EXHIBIT INDEX

Exhibit Number	Description	Page

2	Asset Purchase Agreement dated as of July 12, 2000 by and among Tosco Corporation, BP Exploration & Oil Inc. and BP Oil Pipeline Company.